Exhibit  99.1


November  9,  2004

Via  U.S.  Postal  Service  Express  Mail;
Via  Facsimile  to:  (323)  653-6240;
Via  Email  to:  bod@fonefriend.biz;

InfiniCall  Corporation
Attn:  Board  of  Directors
8447  Wilshire  Blvd.,  5th  Floor
Beverly  Hills,  CA  90211

Dear  Board  Members:

Please accept this letter as my resignation from all director and officer positions held by me, including my title as Chairman of the Board of Directors of InfiniCall Corporation (formerly known as FoneFriend, Inc.), effective at the close of business (5 p.m. PST) on this 9th day of November, 2004. I truly regret having to take this action but I have not received sufficient cooperation or information from InfiniCom Networks, Inc. to properly fulfill the reporting requirements of the company. I am hopeful that my resignation may spark such cooperation between InfiniCom and InfiniCall's new management team, which was instituted by InfiniCom Networks after it acquired an 80% plus interest in InfiniCall last July of 2004.

As you all are aware, I agreed to remain with InfiniCall on an interim basis for about four months in order to assist with a smooth transition to the new management team. My tenure with InfiniCall has now come to an end as the four month transition period has expired and InfiniCom's new management team is now firmly entrenched in the operations of the company.

I will continue to make myself available and render any requested assistance or services to the new management team under the terms of my current consulting agreement with the company. Wishing you success in the future, I remain,

Sincerely  yours,

/s/ Gary A. Rasmussen
Gary  A.  Rasmussen

cc:     Mr.  Sean  McCann,  CEO
     InfiniCom  Networks,  Inc.